EXHIBIT 99

   FOR IMMEDIATE RELEASE                       Contact:  Mr. Charles R. Ofner
                                                               (281) 496-5000


     Reading & Bates Development Co. Completes Drilling on East Breaks 688

   March 25,  1997, Houston, Texas....Reading  & Bates Corporation  (RB-NYSE)
   announced that its wholly owned subsidiary, Reading & Bates Development Co., recently completed drilling operations on its East Breaks 688 "East Boomvang" prospect in the U.S. Gulf of Mexico. The well was drilled subsequent to the previously announced joint venture agreement with Shell Deepwater Development, Inc.

   The well was successfully drilled to a total depth of 10,833 feet measured depth, plugged back and sidetracked to 10,350 feet for geological reasons. The sidetrack encountered approximately 220 net feet of hydrocarbon pay in the target sands. The wellbore was logged and fluid samples and cores obtained. The well has been suspended as a potential producer. The Company is presently evaluating the data gathered and is conducting engineering and technical work on a preliminary development plan for the prospect.

   Reading & Bates now intends to proceed with additional drilling in the prospect area under terms of the joint venture agreement with Shell
   Deepwater Development, Inc. This prospect area consists of an eight block area contiguous to "East Boomvang" and includes the "North Boomvang" and "East Bequia" prospects.

   Paul B. Loyd, Jr., Reading & Bates Chairman, Chief Executive Officer and President of Reading & Bates Corporation, stated, "We are pleased to have encountered potentially commercial amounts of hydrocarbons in the 'East Boomvang' well, and we are hopeful that the additional prospects within the area could enhance the 'East Boomvang' discovery."

   Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production facilities.

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